Exhibit 99.1

Vitamin Shoppe Completes Offer for Outstanding Senior Notes

North Bergen, NJ (December 17, 2009) — Vitamin Shoppe Industries Inc. (the “Company”), a subsidiary of Vitamin Shoppe, Inc. (NYSE: VSI), today announced the successful completion of its offer to purchase (the “Offer”) up to approximately $45 million aggregate principal amount of its outstanding Second Priority Senior Secured Floating Rate Notes due 2012 (the “Notes”), as required by the terms of the indenture governing the Notes, and as specified in the equity sale offer notice and offer to purchase dated November 11, 2009 (the “Offer to Purchase”). The Offer expired at 5:00 p.m., New York City time, on December 14, 2009 (the “Expiration Date”). The full terms and conditions of the Offer are set forth in the Offer to Purchase.

A total of approximately $125 million aggregate principal amount of the Notes was tendered before the Expiration Date, of which approximately $45 million was accepted by the Company pursuant to the terms of the Offer. Because Notes in excess of the maximum offer amount were tendered, the Company accepted Notes for purchase on a pro rata basis among tendering holders thereof. Under the terms of the Offer, holders of the Notes that validly tendered and did not validly withdraw their Notes prior to 5:00 p.m., New York City time, on the Expiration Date were entitled to receive $1,010 per $1,000 principal amount of Notes tendered, plus accrued and unpaid interest to, but not including, the date of purchase.

The Offer was made solely on the terms and conditions set forth in the Offer to Purchase. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. The Offer was not made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such Offer or solicitation under applicable securities or blue sky laws.

Cautionary Note Regarding Forward-Looking Statements

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

About Vitamin Shoppe, Inc.

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under Vitamin Shoppe, BodyTech, and MD Select proprietary brands.

Investor Contact:

Michael Archbold

Chief Financial Officer

201-624–3611

ir@vitaminshoppe.com

Media Contact:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com